Exhibit 16.1

July 17, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Evofem Biosciences, Inc.’s Form 8-K dated July 17, 2023, and have the following comments:

1. We agree with the statements made in the third, fourth, fifth and sixth paragraphs of 4.01(a).

2. We have no basis on which to agree or disagree with the statements made in the first and second paragraphs of 4.01(a), and the first, second, and third paragraphs of 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP